Exhibit 99.1

FOR FURTHER INFORMATION:
AT MEDALLION FINANCIAL CORP.	AT ZLOKOWER COMPANY
437 Madison Avenue, New York, NY 10022	PUBLIC RELATIONS
Andrew M. Murstein, President	Harry Zlokower
Larry D. Hall, CFO	David E. Closs
(212) 328-2100	(212) 447-9292
1-877-MEDALLION

FOR IMMEDIATE RELEASE

October 7, 2003

Medallion Granted Bank Charter Approval

Receives FDIC Permission to Begin Taking Federally-Insured Deposits

NEW YORK, NY – October 7, 2003 – Medallion Financial Corp. (NASDAQ: TAXI), a specialty commercial finance company with a leading position servicing the taxicab industry and small business commercial lending, and owner of the largest taxicab rooftop advertising company in the world, announced today that it has received approval from the Federal Deposit Insurance Corporation for Federal deposit insurance for its subsidiary, Medallion Bank, an industrial loan corporation chartered by the State of Utah. The Bank will focus on taxicab medallion and other asset based lending.

Andrew Murstein, President of Medallion Financial stated, “We could not be more pleased with the approval. Medallion Bank will give us an excellent platform to grow two of our most profitable lending areas, taxicab medallion lending and asset-based lending. One of the many benefits of this approval is the ability to accept FDIC-insured deposits, which will greatly lower our cost of funds. This will reduce our borrowing costs and increase our margins significantly.”

Mr. Murstein continued, “We have hired a very experienced management team to operate the Bank. John Taggart, the President and CEO of Medallion Bank has been in the banking business for 25 years, and was formerly at a bank owned by Leucadia

National Corporation. Chief Lending Officer Don Poulton is a 26 year veteran in banking and worked previously with Mr. Taggart at Leucadia.”

John Taggart, President of Medallion Bank, said, “The use of brokered certificates of deposit will help us control overhead costs by eliminating the need for large-scale brick and mortar facilities, staffing, and advertising expenses that typical banks require when gathering deposits. The Bank provides a lower cost, more stable, and dependable source of funds for the taxicab medallion and asset based loan businesses. Furthermore, the approval of Medallion Bank will in no way limit Medallion Financial’s normal business activities within its other divisions. The Bank will enable Medallion Financial’s business to grow more effectively, maintain its position as a leader in these markets, and better serve its customers.”

The board of directors of Medallion Bank consists of three management members, and the following non-management members:

Mr. Miles Berger, of Chicago, is the Chairman of the Board of Berger Management Services, LLC and Berger Financial Services Corporation. He has over 50 years experience in real estate, banking, and financial services and is (and has been) a director of several other banks and corporations, including Columbia National Bank of Chicago, MidTown Bank and Trust Company of Chicago, Universal Health Trust (NYSE), and Innkeepers Trust (NYSE).

Mr. Brent Hatch, of Salt Lake City, is a partner in the law firm of Hatch, James & Dodge, P.C. and is the eldest son of Senator Orrin Hatch (R–Utah). He previously served in several positions in the federal government, including Associate Counsel to the President of the United States, Deputy Assistant Attorney General, United States Department of Justice (Torts Branch and Federal Programs Branch), General Counsel, National Endowment for the Humanities, and Law Clerk to Judge Robert H. Bork, U.S. Court of Appeals for the District of Columbia Circuit.

Mr. John L. Richards, of Salt Lake City, is the former President of Advanta Bank Corp., Your Bank.com, Olympus Bank, and Mountain West Savings & Loan, all headquartered in the state of Utah. Mr. Richards is currently a member of the faculty of a business college in Utah.

Mr. Dean S. Woodman, of San Francisco, is a retired Managing Director of ING Barings Group LLC in San Francisco, and has also held senior executive positions in the investment banking industry for over 40 years, including positions with Merrill Lynch, Woodman Kirkpatrick & Gilbreath, and Hambrecht & Quist, Inc. Mr. Woodman is one of the founding partners of Robertson Colman Stephens & Woodman.

Mr. Murstein concluded, “The FDIC approval of Medallion Bank is a significant milestone in the 60-plus year history of Medallion Financial, and stands as a proud accomplishment of its executive management team and dedicated employees. Never before have we been able to benefit from the cost of funds of a bank, as we have traditionally borrowed funds through bank facilities and debt instruments, and re-loaned those funds and our capital to our customers. In essence, we have eliminated a significant portion of the Company’s cost. We have always had the ability to generate strong loan demand from our customers, secured by superior quality assets. Now we have what we feel is the perfect complement to that – the ability to finance our growth with the lowest-cost funding sources available.”

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services commercial loans financing small businesses in other targeted industries, and operates the largest taxicab rooftop advertising business in the world. The Company and its subsidiaries have lent over $1 billion to the taxicab and commercial equipment industries.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Investment Considerations,” in Medallion’s 2002 Annual Report on Form 10-K.